Exhibit 5.1

Opinion regarding the legality of the Common Stock being registered

October 13, 2011

Ryder System, Inc.

11690 NW 105th Street

Miami, Florida 33178

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Associate General Counsel of Ryder System, Inc., a Florida corporation (the “Company”), and am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to (a) the registration by the Company of an aggregate of 3,500,000 shares (the “Shares”) of the Company’s common stock, $.50 par value per share, of which (i) 1,000,000 shares are issuable pursuant to the Ryder System, Inc. Stock Purchase Plan for Employees (the “ESPP”) and (ii) 2,500,000 shares are issuable pursuant to the Ryder System, Inc. 401(k) Savings Plan (the “401(k) Plan” and together with the ESPP, the “Plans”), and (b) the registration by the Company of participation interests in the 401(k) Plan (“Interests”).

In preparing this opinion I have reviewed: (a) the Registration Statement; (b) the Company’s Restated Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) the ESPP; (e) the 401(k) Plan; (f) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (g) other documents, as I have deemed relevant and necessary as a basis for the opinions set forth below.

With respect to the foregoing documents, I have assumed: (i) the authenticity of all documents submitted to me as originals, the conformity with authentic original documents of all documents submitted to me as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for my review, have not been altered, amended, or repealed in any respect material to my opinion as stated herein. I have not reviewed any documents other than the documents listed above for the purpose of rendering this opinion as expressed herein, and I assumed that there exists no other document that bears upon or is inconsistent with this opinion as expressed herein. I have conducted no independent factual investigation of my own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which I assume to be true, complete and accurate in all material respects.

My opinion is limited to matters of law arising under the corporate laws of the State of Florida and the federal laws of the United States of America, insofar as such laws apply, and I express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions, including federal laws regulating securities, other federal laws or the rules and regulations of stock exchanges or any other regulatory body, other than specified above.

Based upon and subject to the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that (i) the Shares, when and to the extent issued and paid pursuant to the provisions of the Plans, will be validly issued, fully paid, and non-assessable by the Company and (ii) the Interests will be validly offered when the Registration Statement and any amendments thereto shall have become effective.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ David Beilin
David Beilin, Esq. Associate General Counsel